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                                                                  Exhibit 10.58

                                INGRAM MICRO INC.
                           2003 EQUITY INCENTIVE PLAN
                           NON-QUALIFIED STOCK OPTION
                                 AWARD AGREEMENT
                       (MEMBERS OF THE BOARD OF DIRECTORS)

      SECTION 1. GRANT OF OPTIONS. As of [DATE], Ingram Micro Inc., a Delaware corporation ("MICRO") hereby grants to [LEGAL NAME] ("OPTIONEE") non-qualified stock options (the "Options") exercisable in whole or in part, to purchase, pursuant to the terms hereof, XX,XXX shares of Class A Common Stock, $.01 par value per share, of Micro's common stock (the "COMMON STOCK"), at a price of $XX.XX per share pursuant to and subject to the terms and conditions set forth in the Ingram Micro Inc. 2003 Equity Incentive Plan (the "PLAN"). Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

      SECTION 2. NON-QUALIFIED STOCK OPTIONS. The Options are not intended to qualify as incentive stock options as that term is used in Section 422 of the Code.

      SECTION 3. TIME OF EXERCISE; EXPIRATION. (a) The Options shall become exercisable as set forth below:

                  Shares                Vesting Date
                  ------                ------------
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]
                  X,XXX                     [Date]

      (b) The Options may not be exercised after 5:00PM (PST) in Santa Ana, California, on [DATE].

      SECTION 4. MANNER OF EXERCISE. The Options shall be exercised by Optionee (or other party entitled to exercise the Options under Section 6 of this Agreement) by delivering written notice to the stock plan administrator stating the number of shares of Common Stock being purchased and the address and social security number or global identification number of the purchaser, together with payment of the purchase price for the shares of Common Stock being purchased in a manner permitted by Section 6(d) of the Plan, plus an amount sufficient to satisfy the tax withholding requirement set forth in Section 14(e) of the Plan, if necessary.



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      SECTION 5. NONTRANSFERABILITY OF OPTIONS. The Options shall not be transferable by Optionee except by will or by the laws of descent and distribution. The terms of the Options shall be binding on the executors, administrators, heirs and successors of Optionee.

      SECTION 6. TERMINATION OF SERVICE (as defined under Section 11 of the
Plan).

      (a) If Optionee's service with Micro is terminated for any reason other than death, disability or retirement, Optionee's vested Options will expire 90 days from Optionee's termination. Unless the Committee otherwise provides, if Optionee's service with Micro is terminated for any reason other than Optionee's death, disability or retirement, the Options will expire 90 days following such termination, or the date the Options would otherwise expire by their terms, if that date is earlier than Optionee's termination date. The Options will be exercisable prior to the expiration date only if they would be exercisable on the date of Optionee's termination of service.

      (b) If Optionee's service is terminated as a result of Optionee's death, Optionee's unvested Options will immediately vest and will expire one year from Optionee's date of death. Unless the Committee otherwise provides, if Optionee dies while providing service to Micro, the Options which remain unvested will immediately vest. Optionee's estate will have the right to exercise Optionee's newly vested Options through the first anniversary of Optionee's death, but not later than the date the Options would otherwise expire by their terms.

      (c) If Optionee's service is terminated as a result of Optionee's death, Optionee's vested Options will expire one year from Optionee's date of death. Unless the Committee otherwise provides, if Optionee dies while providing service to Micro, Optionee's estate will have the right to exercise the Options which are vested through the first anniversary of Optionee's death, but not later than the date the Options would otherwise expire by their terms.

      (d) If Optionee's service is terminated as a result of Optionee's disability, Optionee's unvested Options will continue to vest while Optionee remains disabled and will expire one year from the last vesting date. Unless the Committee otherwise provides, if Optionee becomes disabled (as determined by the Committee) while providing service to Micro, Optionee's unvested Options will continue to vest in accordance with their original schedule while Optionee remains disabled. Optionee will have the right to exercise such newly vested Options through the first anniversary of the last vesting date, but not later than the date the Options would otherwise expire by their terms.

      (e) If Optionee's service is terminated as a result of Optionee's disability, Optionee's vested Options will expire one year from the last vesting date. Unless the Committee otherwise provides, if Optionee becomes disabled (as determined by the Committee) while providing service to Micro, Optionee will have the right to exercise the Options which are vested through the first anniversary of the last scheduled vesting date of the grant in which Optionee received the Options, but not later than the date the Options would otherwise expire by their terms.

      (f) If Optionee's service is terminated due to retirement, Optionee's vested Options will expire on the date set forth in section 3(b) above.

      SECTION 7. RESTRICTIONS ON PURCHASE AND SALE OF SHARES. Micro shall not be obligated to sell or issue any shares of Common Stock pursuant to the Options unless the shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended.



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      SECTION 8. ADJUSTMENT. The number of shares of Common Stock subject to the
Options and the price per share of such shares may be adjusted by Micro from time to time pursuant to the Plan.

      SECTION 9. NO RIGHTS UNTIL EXERCISE. Optionee shall have no rights hereunder as a shareholder with respect to any shares subject to the Options until the date of the issuance of the stock certificate (or the equivalent) for such shares.

      SECTION 10. AMENDMENT. The Options may be amended as provided in the Plan.

      SECTION 11. PLAN AND PROSPECTUS. The Options are subject to all the terms of the Plan and the related prospectus, a copy of which has been received by the Optionee.

      SECTION 13. ACKNOWLEDGEMENT.

      (a) Nature of Grant.

            In accepting the grant, you acknowledge that:

            (i) the Plan is established voluntarily by Micro, it is discretionary in nature and it may be modified, suspended or terminated by Micro at any time, unless otherwise provided in the Plan and this Award Agreement;

            (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

            (iii) all decisions with respect to future option grants, if any, will be at the sole discretion of Micro;

            (iv) your participation in the Plan shall not create a right to further service with Ingram Micro and shall not interfere with the ability of Ingram Micro to terminate your service relationship at any time with or without cause;

            (v) you are voluntarily participating in the Plan;

            (vi) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Micro, and which is outside the scope of your service contract, if any;

            (vii) the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

            (viii) in the event that you are an employee of a subsidiary or Affiliate of Micro, the option grant will not be interpreted to form a service contract or relationship with Micro; and furthermore, the option grant will not be interpreted to form a service contract with Ingram Micro or any subsidiary or Affiliate of Micro;



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            (ix) the future value of the underlying shares is unknown and cannot be predicted with certainty;

            (x) if the underlying shares do not increase in value, the Option will have no value;

            (xi) if you exercise your Option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the Option price;

            (xii) in consideration of the option grant, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Option or shares purchased through exercise of the Option resulting from termination of your service by Micro (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Micro from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

            (xiii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your service (whether or not in breach of local labor laws), your right to receive options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of involuntary termination of service (whether or not in breach of local labor laws), your right to exercise the Option after termination of service, if any, will not be extended by any notice period mandated under local law.

      (b) Tax Reporting and Payment Liability. Regardless of any action Micro takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Micro (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

            Prior to the exercise of the Option, you shall pay or make adequate arrangements satisfactory to Micro to satisfy all withholding and payment on account obligations of Micro. In this regard, you authorize Micro to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Micro or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, Micro may withhold in shares, provided that Micro only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to Micro any amount of Tax-Related Items that Micro may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. Micro may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax. Related Items as described in this section.

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      (c) Data Privacy Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, and Micro for the exclusive purpose of implementing, administering and managing your participation in the Plan.

      You understand that Micro hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Micro, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan as determined by Micro. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may adversely affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

      (d) Governing Law. The option grant is governed by and subject to, the laws of the state of Delaware, as provided in the Plan.

      (e) Language. If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

      (f) Electronic Delivery. Micro may, in its sole discretion, decide to deliver any documents related to the Option granted hereunder, or future options that may be granted under the Plan, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Micro or another third party designated by Micro.



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      SECTION 14. IN ORDER FOR THIS OPTION GRANT TO BE EXERCISABLE, YOU MUST
SIGN AND RETURN A COPY OF THIS AWARD AGREEMENT. IT WILL NOT BE POSSIBLE TO EXERCISE THIS OPTION UNTIL THE SIGNED AWARD AGREEMENT HAS BEEN RETURNED TO MICRO.


                                        INGRAM MICRO INC.

                                        ----------------------------------------


Accepted and agreed as to the foregoing:

OPTIONEE

--------------------------------
Name

--------------------------------
Date




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